SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Resolute Forest Products Inc.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

003687209

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

January 26, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 29,044,012

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,044,012

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,044,012

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 30.7%

14	Type of Reporting Person IN

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 29,044,012

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,044,012

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,044,012

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 30.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 29,044,012

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,044,012

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,044,012

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 30.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 29,044,012

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,044,012

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,044,012

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 30.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 29,044,012

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,044,012

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,044,012

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 30.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 26,728,274

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,728,274

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,728,274

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 28.3%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 431,200

	9	Sole Dispositive Power

	10	Shared Dispositive Power 431,200

11	Aggregate Amount Beneficially Owned by Each Reporting Person 431,200

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 431,200

	9	Sole Dispositive Power

	10	Shared Dispositive Power 431,200

11	Aggregate Amount Beneficially Owned by Each Reporting Person 431,200

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 24,034,967

	9	Sole Dispositive Power

	10	Shared Dispositive Power 24,034,967

11	Aggregate Amount Beneficially Owned by Each Reporting Person 24,034,967

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 25.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,083,231

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,083,231

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,083,231

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.2%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 821,077

	9	Sole Dispositive Power

	10	Shared Dispositive Power 821,077

11	Aggregate Amount Beneficially Owned by Each Reporting Person 821,077

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 821,077

	9	Sole Dispositive Power

	10	Shared Dispositive Power 821,077

11	Aggregate Amount Beneficially Owned by Each Reporting Person 821,077

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,913,799

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,913,799

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,913,799

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.1%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,913,799

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,913,799

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,913,799

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.1%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GENERAL FIDELITY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization SOUTH CAROLINA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 309,846

	9	Sole Dispositive Power

	10	Shared Dispositive Power 309,846

11	Aggregate Amount Beneficially Owned by Each Reporting Person 309,846

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY GROUP INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 99,661

	9	Sole Dispositive Power

	10	Shared Dispositive Power 99,661

11	Aggregate Amount Beneficially Owned by Each Reporting Person 99,661

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT PREMIER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 99,661

	9	Sole Dispositive Power

	10	Shared Dispositive Power 99,661

11	Aggregate Amount Beneficially Owned by Each Reporting Person 99,661

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 99,661

	9	Sole Dispositive Power

	10	Shared Dispositive Power 99,661

11	Aggregate Amount Beneficially Owned by Each Reporting Person 99,661

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 13,776,804

	9	Sole Dispositive Power

	10	Shared Dispositive Power 13,776,804

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,776,804

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 13,776,804

	9	Sole Dispositive Power

	10	Shared Dispositive Power 13,776,804

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,776,804

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 12,785,693

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,785,693

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,785,693

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 157,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 157,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 157,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 157,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 157,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 157,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 244,205

	9	Sole Dispositive Power

	10	Shared Dispositive Power 244,205

11	Aggregate Amount Beneficially Owned by Each Reporting Person 244,205

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 244,205

	9	Sole Dispositive Power

	10	Shared Dispositive Power 244,205

11	Aggregate Amount Beneficially Owned by Each Reporting Person 244,205

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,440,056

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,440,056

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,440,056

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 993,163

	9	Sole Dispositive Power

	10	Shared Dispositive Power 993,163

11	Aggregate Amount Beneficially Owned by Each Reporting Person 993,163

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,446,893

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,446,893

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,446,893

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.6%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE HOLDING S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,352,521

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,352,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,352,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE RE S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,352,521

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,352,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,352,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX LUXEMBOURG HOLDINGS S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,352,521

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,352,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,352,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,352,521

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,352,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,352,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,352,521

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,352,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,352,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1823671 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 499,512

	9	Sole Dispositive Power

	10	Shared Dispositive Power 499,512

11	Aggregate Amount Beneficially Owned by Each Reporting Person 499,512

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874616 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 272,572

	9	Sole Dispositive Power

	10	Shared Dispositive Power 272,572

11	Aggregate Amount Beneficially Owned by Each Reporting Person 272,572

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874617 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 708,808

	9	Sole Dispositive Power

	10	Shared Dispositive Power 708,808

11	Aggregate Amount Beneficially Owned by Each Reporting Person 708,808

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE SHARE OPTION 1 CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,295

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,295

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,295

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,042,095

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,042,095

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,042,095

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 789,945

	9	Sole Dispositive Power

	10	Shared Dispositive Power 789,945

11	Aggregate Amount Beneficially Owned by Each Reporting Person 789,945

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,053,415

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,053,415

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,053,415

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.2%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 524,586

	9	Sole Dispositive Power

	10	Shared Dispositive Power 524,586

11	Aggregate Amount Beneficially Owned by Each Reporting Person 524,586

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 003687209

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE CORPORATION OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 198,735

	9	Sole Dispositive Power

	10	Shared Dispositive Power 198,735

11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,735

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

This Amendment No. 10 amends the Schedule 13D filed with the Securities and Exchange Commission on April 11, 2008 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited (“Fairfax”), TIG Insurance Company, The North River Insurance Company, Odyssey Reinsurance Company, United States Fire Insurance Company, Northbridge Commercial Insurance Corporation (formerly Markel Insurance Company of Canada), Northbridge Indemnity Insurance Corporation (formerly Commonwealth Insurance Company), Federated Insurance Company of Canada, Northbridge General Insurance Corporation (formerly Lombard General Insurance Company of Canada), Northbridge Personal Insurance Corporation (formerly Lombard Insurance Company) and Zenith Insurance Company, as amended by Amendment No. 1 to the Schedule 13D filed on October 17, 2008, Amendment No. 2 to the Schedule 13D filed on March 23, 2009, Amendment No. 3 to the Schedule 13D filed on December 27, 2010, Amendment No. 4 to the Schedule 13D filed on January 14, 2011, Amendment No. 5 to the Schedule 13D filed on December 6, 2011, Amendment No. 6 to the Schedule 13D filed on April 20, 2012, Amendment No. 7 to the Schedule 13D filed on October 18, 2012, Amendment No. 8 to the Schedule 13D filed on December 11, 2012 and Amendment No. 9 to the Schedule 13D filed on May 3, 2013.

Amendment No. 1 to the Schedule 13D related to the election by Resolute Forest Products Inc. (formerly AbitibiBowater Inc.), a Delaware corporation (“Resolute”), pursuant to the terms of the Notes (as defined in Item 3 herein), to pay interest on the Notes on the October 15, 2008 interest payment date entirely by increasing the principal amount of the Notes in lieu of paying cash interest on the Notes.

Amendment No. 2 to the Schedule 13D was filed to report that Fairfax had entered into a Support Agreement and a Firm Commitment Agreement related to a recapitalization proposal of Resolute with respect to its Abitibi-Consolidated Inc. subsidiary.

Amendment No. 3 to the Schedule 13D was filed as a result of the issuance of new shares of common stock, $0.001 par value (the “Shares”), of Resolute to the Reporting Persons (as defined in Item 2 herein) in connection with the emergence from bankruptcy and reorganization of Resolute and certain of its affiliates (the “Reorganization”).  Pursuant to the Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated as of November 23, 2010, among Resolute and certain of its affiliates and the debtors named therein (the “Plan”), the Reporting Persons received an aggregate of 11,687,314 Shares in partial consideration of their claims arising from their ownership of debt securities of Resolute and its affiliates.

Amendment No. 4 to the Schedule 13D was filed in order to amend Items 2, 3, 4, 5 and 6 of the Schedule 13D.

Amendment No. 5 to the Schedule 13D was filed as a result of the entry by Fairfax into a lock-up agreement with Resolute in connection with Resolute’s intended take-over bid (the “Take-Over Bid”) to acquire all of the issued and outstanding shares of Fibrek Inc., (“Fibrek”) (of which Fairfax and/or one or more of the Reporting Persons is a shareholder) pursuant to which lock-up agreement Fairfax agreed to receive its consideration in the form of either cash or a mix of cash and Resolute common shares in the event the take-over bid is completed.  Such transactions could, if completed and Fairfax or any of the Reporting Persons (defined herein) receive consideration in the form of Resolute common shares, result in an increased beneficial ownership interest by Fairfax and the Reporting Persons in Resolute’s common shares.

Amendment No. 6 to the Schedule 13D was filed in connection with the completion of the Take-Over Bid pursuant to which Fairfax received certain consideration in the form of Shares.

Amendment No. 7 to the Schedule 13D was filed in connection with the purchase by Fairfax and certain of its subsidiaries of securities convertible into Shares.

Amendment No. 8 to the Schedule 13D was filed in connection with the distribution by Resolute of Shares to its creditors, which included Fairfax and its subsidiaries.

Amendment No 9. was filed in connection with the purchase of Shares by Fairfax and certain of its subsidiaries.

Amendment No. 10 is being filed in connection with the conversion of Resolute’s debt securities held by the Fairfax Group of Companies (as defined below) into Shares and the subsequent transfer of Shares within the Fairfax Group of Companies.

The following amendments to Items 2, 5 and 7 of the Schedule 13D are hereby made:

Item 2.                                                         Identity and Background.

Item 2 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.                                      V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited.  Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.                                      1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  1109519 is an investment holding company.  The principal business and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

3.                                      The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa.  Sixty Two is an investment holding company.  The principal business and principal office address of Sixty Two is 1600

Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

4.                                      810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  810679 is an investment holding company.  The principal business and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

5.                                      Fairfax Financial Holdings Limited (together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa.  Fairfax is a financial services holding company.  The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.                                      FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. FFHL is a holding company.  The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.                                      Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados, is a wholly-owned subsidiary of Fairfax.  FBIC is an investment holding company.  The principal business and principal office address of FBIC is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103;

8.                                      Wentworth Insurance Company Ltd. (“Wentworth”), a corporation established under the laws of Barbados, is a wholly-owned subsidiary of Fairfax.  The principal business of Wentworth is reinsurance.  The principal business and principal office address of FBIC is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103;

9.                                      Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

10.                               Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Clearwater is reinsurance.  The principal business and principal office address of Clearwater is 250 Commercial St, Suite 5000, Manchester, New Hampshire 03101;

11.                               Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  ZNIC is a holding company.  The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

12.                               Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of Zenith is workers’ compensation insurance.  The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

13.                               TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  TIGH is a holding company.  The principal business and principal office address of TIGH is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

14.                               TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of TIG is property and casualty insurance.  The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

15.                               General Fidelity Insurance Company (“General Fidelity”), a corporation incorporated under the laws of South Carolina, is a wholly-owned subsidiary of Fairfax. The principal business of General Fidelity is property/casualty insurance. The principal business address and principal office address of General Fidelity is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

16.                               Fairmont Specialty Group Inc. (“FSG”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. FSG is a holding company. The principal business address and principal office address of FSG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

17.                               Fairmont Premier Insurance Company (“FPIC”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. FPIC is a holding company. The principal business address and principal office address of FPIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

18.                               Fairmont Specialty Insurance Company (“Fairmont”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. The principal business of Fairmont is property and casualty insurance. The principal business address and principal office address of

Fairmont is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

19.                               Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey is a holding company.  The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

20.                               Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey Re is a holding company.  The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

21.                               Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Odyssey Reinsurance is reinsurance.  The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

22.                               Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Hudson is property and casualty insurance.  The principal business and principal office address of Hudson is 100 William St., New York, New York 10038;

23.                               Hudson Specialty Insurance Company (“HSIC”), a corporation incorporated under the laws of New York, is a wholly-owned subsidiary of Fairfax.  The principal business of HSIC is insurance.  The principal business and principal office address of HSIC is 100 William St., New York, New York 10038;

24.                               Newline Holdings UK Limited (“Newline UK”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  Newline UK is a holding company.  The principal business address and principal office address of Newline UK is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD;

25.                               Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of Newline is property and casualty insurance.  The principal business address and principal office address of Newline is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD;

26.                               Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, NJ 07962;

27.                               The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly-owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

28.                               United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of US Fire is property and casualty insurance. The principal business and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

29.                               Stonebridge Holding S.à.r.l. (“Stonebridge”), a corporation incorporated under the laws of the Luxembourg, is a wholly-owned subsidiary of Fairfax.  Stonebridge is a holding company.  The principal business address and principal office address of Stonebridge is 20, rue Eugène Ruppert, L-2453 Luxembourg;

30.                               Stonebridge Re S.A. (“Stonebridge Re”), a corporation incorporated under the laws of the Luxembourg, is a wholly-owned subsidiary of Fairfax.  The principal business of Stonebridge Re is reinsurance.  The principal business address and principal office address of Stonebridge Re is 20, rue Eugène Ruppert, L-2453 Luxembourg;

31.                               Fairfax Luxembourg Holdings S.à.r.l. (“Fairfax Lux”), a corporation incorporated under the laws of the Luxembourg, is a wholly-owned subsidiary of Fairfax.  Fairfax Lux is a holding company.  The principal business address and principal office address of Fairfax Lux is 5, rue Guillaume Kroll, L-1882 Luxembourg;

32.                               RiverStone Holdings Ltd. (“RiverStone Holdings”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  RiverStone Holdings is a holding company.  The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

33.                               RiverStone Insurance Limited (“RiverStone”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of RiverStone is property, casualty and energy insurance.  The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

34.                               1823671 Ontario Limited (“1823671”), a corporation incorporated under the laws of the Ontario, is a wholly-owned subsidiary of Fairfax.  1823671 is a holding company.  The principal business address and principal office address of 1823671 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

35.                               1874616 Ontario Limited (“1874616”), a corporation incorporated under the laws of the Ontario, is a wholly-owned subsidiary of Fairfax.  1874616 is a holding company.  The principal business address and principal office address of 1874616 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

36.                               1874617 Ontario Limited (“1874617”), a corporation incorporated under the laws of the Ontario, is a wholly-owned subsidiary of Fairfax.  1874617 is a holding company.  The principal business address and principal office address of 1874617 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

37.                               Northbridge Share Option 1 Corp. (“NSOC”), a corporation incorporated under the laws of the Ontario, is a wholly-owned subsidiary of Fairfax.  NSOC is a holding company.  The principal business address and principal office address of NSOC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

38.                               Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. NFC is a holding company. The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

39.                               Northbridge Commercial Insurance Corporation (“NCIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NCIC is property and casualty insurance. The principal business address and principal office address of NCIC is 55 University Avenue, Suite 1500, Toronto, Ontario, Canada, M5J 2H7;

40.                               Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NGIC is property and casualty insurance. The principal business address and principal office address of

NGIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

41.                               Northbridge Personal Insurance Corporation (“NPIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NPIC is property and casualty insurance. The principal business address and principal office address of NPIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9; and

42.                               Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Federated is property and casualty insurance. The principal business address and principal office address of Federated is 717 Portage Ave., Winnipeg, Manitoba, Canada, R3C 3C9.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, FBIC, Wentworth, Fairfax US, Clearwater, ZNIC, Zenith, TIGH, TIG, General Fidelity, FSG, FPIC, Fairmont, Odyssey, Odyssey Re, Odyssey Reinsurance, Hudson, HSIC, Newline UK, Newline, Crum & Forster, North River, US Fire, Stonebridge, Stonebridge Re, Fairfax Lux, RiverStone Holdings, RiverStone, 1823671, 1874616, 1874617, NSOC, NFC, NCIC, NGIC, NPIC or Federated that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN or OO as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 5.	Interest in the Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)                           Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 94,590,405 Shares issued and outstanding.

Since the date of the last filing, Resolute has distributed additional Shares to the Fairfax Group of Companies which were issued in exchange for debt securities held by the Fairfax Group of Companies in connection with Resolute’s and its debtor affiliates’ emergence from creditor protection proceedings in the United Sates under Chapter 11 of the Bankruptcy Code and in Canada under the Companies’ Creditors Arrangement Act.

(b)                                 Except as described herein, the numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

Bradley P. Martin beneficially owns 28,541 Shares and has sole voting power and sole dispositive power with respect to such Shares.

(c)                                  Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN or OO beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)                                 No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons, and in respect of 183,229 Shares, certain pension plans of certain subsidiaries of Fairfax.

(e)                                  Not applicable.”

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following exhibit to the end thereof:

Ex. 8.2:

Joint filing agreement dated as of February 3, 2015 between V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., Fairfax (US) Inc., Clearwater Insurance Company, Zenith National Insurance Corp.,

Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Specialty Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, Stonebridge Holding S.à.r.l., Stonebridge Re S.A., Fairfax Luxembourg Holdings S.a.r.l., RiverStone Holdings Limited, RiverStone Insurance Limited, 1823671 Ontario Limited, 1874616 Ontario Limited, 1874617 Ontario Limited, Northbridge Share Option 1 Corp., Northbridge Financial Corporation, Northbridge Commercial Insurance Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation and Federated Insurance Corporation of Canada.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	1109519 Ontario Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	The Sixty Two Investment Company Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	810679 Ontario Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax Financial Holdings Limited

	By:		/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	FFHL Group Ltd.

	By:		/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax (Barbados) International Corp.

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Wentworth Insurance Company Ltd.

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax (US) Inc.

	By:		/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Treasurer, Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Clearwater Insurance Company

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Zenith National Insurance Corp.

	By:		/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Zenith Insurance Company

	By:		/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	TIG Holdings, Inc.

	By:		/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Chairman, President and Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	TIG Insurance Company

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	General Fidelity Insurance Company

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Specialty Group Inc.

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Premier Insurance Company

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Specialty Insurance Company

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey US Holdings Inc.

	By:		/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey Re Holdings Corp.

	By:		/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey Reinsurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Hudson Insurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Hudson Specialty Insurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Newline Holdings UK Limited

	By:		/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Chief Operating Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Newline Corporate Name Limited

	By:		/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Chief Operating Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Crum & Forster Holdings Corp.

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	The North River Insurance Company

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	United States Fire Insurance Company

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Stonebridge Holding S.à.r.l.

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Stonebridge Re S.A.

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax Luxembourg Holdings S.à.r.l.

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	RiverStone Holdings Limited

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	RiverStone Insurance Limited

	By:		/s/ John J. Bator
		Name:	John J. Bator
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	1823671 Ontario Limited

	By:		/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	1874616 Ontario Limited

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	1874617 Ontario Limited

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Northbridge Share Option 1 Corp.

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Treasurer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Northbridge Financial Corporation

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Northbridge Commercial Insurance Corporation

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Northbridge General Insurance Corporation

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Northbridge Personal Insurance Corporation

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Federated Insurance Corporation of Canada

	By:		/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

Annex Index

Annex	Description

A	Directors and Executive Officers of 1109519 Ontario Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of 810679 Ontario Limited

D	Directors and Executive Officers of Fairfax Financial Holdings Limited

E	Directors and Executive Officers of FFHL Group Ltd.

F	Directors and Executive Officers of Fairfax (Barbados) International Corp.

G	Directors and Executive Officers of Wentworth Insurance Company Ltd.

H	Directors and Executive Officers of Fairfax (US) Inc.

I	Directors and Executive Officers of Clearwater Insurance Company .

J	Directors and Executive Officers of Zenith National Insurance Corp.

K	Directors and Executive Officers of Zenith Insurance Company

L	Directors and Executive Officers of TIG Holdings, Inc.

M	Directors and Executive Officers of TIG Insurance Company

N	Directors and Executive Officers of General Fidelity Insurance Company

O	Directors and Executive Officers of Fairmont Specialty Group Inc.

P	Directors and Executive Officers of Fairmont Premier Insurance Company

Q	Directors and Executive Officers of Fairmont Specialty Insurance Company

R	Directors and Executive Officers of Odyssey US Holdings Inc.

S	Directors and Executive Officers of Odyssey Re Holdings Corp.

T	Directors and Executive Officers of Odyssey Reinsurance Company

U	Directors and Executive Officers of Hudson Insurance Company

V	Directors and Executive Officers of Hudson Specialty Insurance Company

W	Directors and Executive Officers of Newline Holdings UK Limited

X	Directors and Executive Officers of Newline Corporate Name Limited

Y	Directors and Executive Officers of Crum & Forster Holdings Corp.

Z	Directors and Executive Officers of The North River Insurance Company

AA	Directors and Executive Officers of United States Fire Insurance Company

BB	Directors and Executive Officers of Stonebridge Holding S.à.r.l.

CC	Directors and Executive Officers of Stonebridge Re S.A.

DD	Directors and Executive Officers of Fairfax Luxembourg Holdings S.à.r.l.

EE	Directors and Executive Officers of RiverStone Holdings Limited

FF	Directors and Executive Officers of RiverStone Insurance Limited

GG	Directors and Executive Officers of 1823671 Ontario Limited

HH	Directors and Executive Officers of 1874616 Ontario Limited

II	Directors and Executive Officers of 1874617 Ontario Limited

JJ	Directors and Executive Officers of Northbridge Share Option 1 Corp.

KK	Directors and Executive Officers of Northbridge Financial Corporation

LL	Directors and Executive Officers of Northbridge Commercial

Insurance Corporation

MM	Directors and Executive Officers of Northbridge General Insurance Corporation

NN	Directors and Executive Officers of Northbridge Personal Insurance Corporation

OO	Directors and Executive Officers of Federated Insurance Corporation of Canada

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

1109519 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1109519 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

810679 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 810679 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Alan D. Horn (Director)	Chairman, Rogers Communications Inc. and President and Chief Executive Officer, Rogers Telecommunications Limited 333 Bloor Street East Toronto, Ontario, M4W 1G9	Canada

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street Toronto, ON M5J 2T3	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (President)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	United States

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Consultant, Port St. Charles, St. Peter, Barbados	Barbados

Alister O’Brien Campbell (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd.. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF
WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Consultant, Port St. Charles, St. Peter, Barbados	Barbados

Alister O’Brien Campbell (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd.. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc..

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (President and Director)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Dorothy D. Whitaker (Treasurer, Secretary and Director)	Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (President, Chief Executive Officer and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Robert S. Bennett (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Frank De Maria (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Jeffrey M. Rubin (Senior Vice President)	Senior Vice President, Odyssey Reinsurance Company 300 Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Senior Vice President and Actuary)	Senior Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (Executive Vice President and Director)	Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer & Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Davidson Matthew Pattiz (Executive Vice President & Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (Chief Executive Officer and Director)	Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (Chief Operating Officer and Executive Vice President)	Executive Vice President of Claims, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William J. Owen (Executive Vice President, Chief Financial Officer & Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of TIG Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Dorothy D. Whitaker (Chairman, President and Secretary)	Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (Chief Financial Officer, Treasurer and Director)	Senior International Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Melody Spencer (Vice President)	Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Dennis McGovern (Vice President)	Senior Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Sherryl Scott (Assistant Secretary)	Deputy General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

GENERAL FIDELITY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of General Fidelity Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Senior Vice President, Secretary, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Frank DeMaria (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT SPECIALTY GROUP INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Specialty Group Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chief Executive Officer, Chairman, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Marc J. Adee (Director)	Director Fairmont Specialty Insurance Group Inc. 10350 Richmond Avenue, Suites 250/300 Houston, Texas 77042	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT PREMIER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Premier Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY RE HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Re Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Andrew A. Barnard (Chairman)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brian D. Young (Chief Executive Officer, President and Director)	Chief Executive Officer, President and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chief Executive Officer, President and Director)	Chief Executive Officer, President and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Patrick E. Gentile (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Odyssey Reinsurance Company Suite 514, London Underwriting Centre, 3 Minister Court, Mincing Lane, London, EC3R 7DD	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayan Green # 17-00 Singapore 049246	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Christopher T. Suarez (Executive Vice President and Chief Underwriting Officer)	Executive Vice President and Chief Underwriting Officer, Hudson Insurance Company. 100 William St., 5th Floor, New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

James J. Hooghuis (Executive Vice President)	Executive Vice President and Chief Underwriting Officer, Financial Products Hudson Insurance Group 176 Mineola Blvd., 2nd Floor Mineola, New York 11501	United States

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chief Executive Officer, President and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President, Chief Operating Officer and Director, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher T. Suarez (Executive Vice President, Chief Underwriting Officer and Director)	Executive Vice President and Chief Underwriting Officer, Hudson Insurance Company. 100 William St., 5th Floor, New York, New York 10038	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

James J. Hooghuis (Executive Vice President)	Executive Vice President, Hudson Insurance Group 176 Mineola Blvd., 2nd Floor Minneola, New York 11501	United States

Peter H. Lovell (Senior Vice President and Director)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

John F. Verbich (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, and Chief Financial Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Anthony J. Slowski (Senior Vice President, Treasurer and Director)	Senior Vice President, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Carl A. Overy (Chief Executive Officer and Director)	Director and Chief Executive Officer, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Head of Claims and Director)	Director and Head of Claims, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

J. Richard F. Micklem (Chief Operating Officer and Director)	Director and Chief Operating Officer, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

Philip T. Foley (Chief Underwriting Officer and Director)	Director and Chief Underwriting Officer, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Sonny Kapur (Chief Financial Officer and Director)	Director and Chief Financial Officer, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

M. Scales (Non-Executive Director)	Non-Executive Director, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

J.W.J Spencer (Non-Executive Director)	Non-Executive Director, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

Michael G. Wacek (Non-Executive Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Head of Claims and Director)	Director and Head of Claims, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

J. Richard F. Micklem (Chief Operating Officer and Director)	Director and Chief Operating Officer, Newline Underwriting Management Limited Suite 5/4, The London Underwriting Centre 3 Minster Court, Mincing Lane London EC3R 7DD	United Kingdom

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President and Chief Operating Officer, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President and Chief Operating Officer, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

STONEBRIDGE HOLDING S.À.R.L.

The following table sets forth certain information with respect to the directors and executive officers of Stonebridge Holding S.à.r.l.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Leo de Waal (Manager)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

Ronald Schokking (Manager and Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Marnix Wielenga (Manager)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

STONEBRIDGE RE S.A.

The following table sets forth certain information with respect to the directors and executive officers of Stonebridge Re S.A.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Leo de Waal (Director)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

Marnix Wielenga (Director)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

Fredrick Gabriel (General Manager and Director)	Manager, Stonebridge Re S.A. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX LUXEMBOURG HOLDINGS S.À.R.L.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Luxembourg Holdings S.à.r.l.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Leo de Waal (Manager)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

Ronald Schokking (Manager and Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Marnix Wielenga (Manager)	Manager, Stonebridge Holdings S.à.r.l. 20, rue Eugène Ruppert L-2453 Luxembourg	Luxembourg

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Managing Director)	Insurance Executive Director, Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Accountant, Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	United Kingdom

John J. Bator (Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Fraser Henry (General Counsel and Company Secretary)	General Counsel and Company Secretary, RiverStone Holdings Limited 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England	United Kingdom

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Managing Director)	Managing Director, RiverStone Insurance Limited Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Finance Director, RiverStone Insurance Limited Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	United Kingdom

John J. Bator (Chief Financial Officer)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Adrian Masterson (Director)	Director, RiverStone Insurance Limited Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Tom Riddell (Director)	Director, RiverStone Insurance Limited Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	United Kingdom

Anthony Keys (Director)	Director, RiverStone Insurance Limited Park Gate, 161-163 Preston Road Brighton BN1 6AU, England	United Kingdom

Fraser Henry (General Counsel and Company Secretary)	General Counsel and Company Secretary, RiverStone Holdings Limited 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England	United Kingdom

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

1823671 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1823671 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Secretary and Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (President)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

1874616 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1874616 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Vice President)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF

1874617 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1874617 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Vice President)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE SHARE OPTION 1 CORP.

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Share Option 1 Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Craig Pinnock (Treasurer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5J 2N7	Canada

Paula Sawyers (Secretary)	General Counsel, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5J 2N7	Canada

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President and Chief Executive Officer)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Underwriting Officer)	Chief Underwriting Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Regions)	Executive Vice President, Ontario and Atlantic Regions, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Commercial Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President and Chief Executive Officer)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Underwriting Officer)	Chief Underwriting Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Regions)	Executive Vice President, Ontario and Atlantic Regions, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean-Francois Béliveau (Executive Vice President, Québec Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President and Chief Executive Officer)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Underwriting Officer)	Chief Underwriting Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Regions)	Executive Vice President, Ontario and Atlantic Regions, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean-Francois Béliveau (Executive Vice President, Québec Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE PERSONAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Personal Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President and Chief Executive Officer)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Underwriting Officer)	Chief Underwriting Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Regions)	Executive Vice President, Ontario and Atlantic Regions, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean-Francois Béliveau (Executive Vice President, Québec Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX OO

DIRECTORS AND EXECUTIVE OFFICERS OF

FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada .

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President and Chief Executive Officer)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Underwriting Officer)	Chief Underwriting Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 3rd Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Regions)	Executive Vice President, Ontario and Atlantic Regions, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean-Francois Béliveau (Executive Vice President, Québec Region)	Executive Vice President, Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Exhibit Index

Exhibit No.	Description

Ex. 8.2:

Joint filing agreement dated as of February 3, 2015 between V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., Fairfax (US) Inc., Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Specialty Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, Stonebridge Holding S.à.r.l., Stonebridge Re S.A., Fairfax Luxembourg Holdings S.à.r.l., RiverStone Holdings Limited, RiverStone Insurance Limited, 1823671 Ontario Limited, 1874616 Ontario Limited, 1874617 Ontario Limited, Northbridge Share Option 1 Corp., Northbridge Financial Corporation, Northbridge Commercial Insurance Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation and Federated Insurance Corporation of Canada.